EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-63930, 333-192663, 333-223029 and 333-231364) on Form S-8 of our reports dated November 29, 2021, with respect to the consolidated financial statements of ESCO Technologies Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

St. Louis, Missouri

November 29, 2021